Exhibit 99.1

IRADIMED CORPORATION Announces First Quarter 2022 Financial Results

●	Reports first quarter 2022 revenue of $12.3 million, GAAP diluted EPS of $0.20 and non-GAAP diluted EPS of $0.22

●	Announces second quarter 2022 financial guidance

●	Increases full-year 2022 financial guidance

Winter Springs, Florida, April 29, 2022 – iRadimed Corporation (the “Company”) (NASDAQ: IRMD), announced today its financial results for the three months ended March 31, 2022. The Company is a leader in the development of innovative magnetic resonance imaging (“MRI”) medical devices and the only known provider of a non-magnetic intravenous (“IV”) infusion pump system, and non-magnetic patient vital signs monitoring systems that are designed for use during MRI procedures.

“I am very satisfied with these results. Having the first quarter start off strongly shows the continued strength of our business. Our growth afforded us the opportunity to pay a special dividend of $1.00 per share during the first quarter. Our expectation is to continue building momentum, as shown in the demand for our products, which remains at record levels. This gives us the confidence to increase our outlook for the full year. We are now expecting revenue of $52.5 million to $53.2 million and non-GAAP earnings per share of $0.96 to $1.03,” said Roger Susi, President and Chief Executive Officer of the Company.

For the first quarter ended March 31, 2022, the Company reported revenue of $12.3 million compared to $9.2 million for the first quarter 2021. Net income was $2.5 million, or $0.20 per diluted share, compared to $1.4 million, or $0.11 per diluted share for the first quarter 2021.

Non-GAAP net income was $2.8 million, or $0.22 per diluted share, for the quarter ended March 31, 2022, and excludes $0.3 million of stock compensation expense, net of tax expense. Non-GAAP net income for the quarter ended March 31, 2021 was $1.6 million, or $0.13 per diluted share, and excludes $0.3 million of stock compensation expense, net of tax.

Revenue Information:

	Three Months Ended March 31,
	2022	2021
Devices:
MRI compatible IV infusion pump system	$3,281,939	$3,503,347
MRI compatible patient vital signs monitoring systems	5,194,751	2,603,830
Total Devices revenue	8,476,690	6,107,177
Disposables, services and other	3,318,902	2,635,466
Amortization of extended warranty agreements	515,118	481,353
Total revenue	$12,310,710	$9,223,996

For the first quarter 2022, domestic sales were 81.1 percent of total revenue, compared to 78.8 percent for the first quarter 2021. Gross profit margin was 76.2 percent for the first quarter 2022, compared to 76.6 percent for the first quarter 2021.

Cash Flow:

For the three months ended March 31, 2022, cash from operations was $1.4 million, compared to $0.9 million for the same period in 2021.

Financial Guidance

For the second quarter 2022, the Company expects to report revenue of $12.5 million to $12.7 million, GAAP diluted earnings per share of $0.21 to $0.23, and non-GAAP diluted earnings per share of $0.23 to $0.25.

The Company increased its full year 2022 financial guidance and now expects to report revenue of $52.5 million to $53.2 million, GAAP diluted earnings per share of $0.89 to $0.95, and non-GAAP diluted earnings per share of $0.96 to $1.03. The Company previously expected revenue of $51.4 million to $52.2 million, GAAP diluted earnings per share of $0.82 to $0.90, and non-GAAP diluted earnings per share of $0.91 to $1.01, which assumes a normalized tax rate compared to 2021.

The Company’s non-GAAP diluted earnings per share guidance excludes stock-based compensation expense, net of tax, which the Company expects to be approximately $1.4 million and $0.3 million for the full year and second quarter 2022, respectively.

Use of non-GAAP Financial Measures

The Company believes the use of non-GAAP net income, free cash flow and infrequent income tax items are helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with U.S. GAAP.

We calculate non-GAAP net income as net income excluding (1) stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows for meaningful comparisons between our operating results from period to period; (2) operating expenses, net of tax, that we believe are not indicative of the Company’s on-going core operating performance, and; (3) infrequent tax items are considered based on their nature and are excluded from the provision for income taxes as these costs or benefits are not indicative of our normal or future provision for income taxes. We calculate free cash flow as net cash provided by operating activities, less net cash used in investing activities for purchases of property and equipment.

We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions, strengthening our balance sheet and returning cash to our shareholders through various means.

All of our non-GAAP financial measures are important tools for financial and operational decision making and for evaluating our on-going core operating results.

A reconciliation of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of cash flows. These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with U.S. GAAP and are not indicative of net income or cash provided by operating activities.

Conference Call

iRadimed has scheduled a conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today, April 29, 2022. Individuals interested in listening to the conference call may do so by dialing 1-844-413-1781 for domestic callers, or 1-716-247-5767 for international callers, and entering the reservation code 3179386.

The conference call will also be available real-time via the internet at http://www.iradimed.com/en-us/investors/events/. A recording of the call will be available on the Company’s website following the completion of the call.

About iRadimed Corporation

iRadimed Corporation is a leader in the development of innovative Magnetic Resonance Imaging (“MRI”) compatible medical devices. We develop, manufacture, market and distribute MRI compatible medical devices and accessories, disposables and services relating to them.

We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system that is specifically designed to be safe for use during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient’s vital signs during various MRI procedures. The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The IRADIMED 3880 has a compact, lightweight design allowing it to travel with the patient from their critical care unit, to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRADIMED 3880 include: wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The IRADIMED 3880 MRI compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.

For more information please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements (i.e., statements which are not historical facts). Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made, and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic, including the impact of existing and new variants, and measures taken in response; potential disruptions in our limited supply chain for our products; the Company’s ability to receive FDA 510(k) clearance for new products and product candidates; unexpected costs, delays or diversion of management’s attention associated with the design, manufacture or sale of new products; the Company’s ability to implement successful sales techniques for existing and future products and evaluate the effectiveness of its sales techniques; additional actions, warnings or requests from the FDA or other regulatory bodies; our significant reliance on a limited number of products; a reduction in international distribution; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations. Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

IRADIMED CORPORATION

CONDENSED BALANCE SHEETS

	March 31, 2022	December 31,2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$50,446,484	$61,999,550
Investments	500,090	501,855
Accounts receivable, net	6,513,061	5,136,599
Inventory, net	4,345,042	4,299,799
Prepaid expenses and other current assets	1,020,398	1,000,716
Prepaid income taxes	2,689,237	3,306,438
Total current assets	65,514,312	76,244,957
Property and equipment, net	2,149,754	2,069,376
Intangible assets, net	1,334,670	1,118,584
Operating lease right-of-use asset	2,414,472	2,482,084
Deferred income taxes, net	808,019	765,096
Other assets	172,272	201,325
Total assets	$72,393,499	$82,881,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,136,651	$782,903
Accrued payroll and benefits	1,877,475	2,814,560
Other accrued taxes	122,461	140,315
Warranty reserve	106,733	108,880
Deferred revenue	2,586,776	2,553,096
Current portion of operating lease liability	280,698	276,568
Other current liability	138,441	146,435
Total current liabilities	6,249,235	6,822,757
Deferred revenue	1,462,055	1,679,343
Operating lease liability	2,133,774	2,205,516
Total liabilities	9,845,064	10,707,616
Stockholders’ equity:
Common stock	1,256	1,254
Additional paid-in capital	25,618,544	25,160,618
Retained earnings	36,922,508	46,994,922
Accumulated other comprehensive income	6,127	17,012
Total stockholders’ equity	62,548,435	72,173,806
Total liabilities and stockholders’ equity	$72,393,499	$82,881,422

IRADIMED CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Revenue	$12,310,710	$9,223,996
Cost of revenue	2,931,186	2,161,680
Gross profit	9,379,524	7,062,316
Operating expenses:
General and administrative	2,715,950	2,430,369
Sales and marketing	3,069,556	2,379,124
Research and development	519,095	475,817
Total operating expenses	6,304,601	5,285,310
Income from operations	3,074,923	1,777,006
Other expense, net	(14,915)	(5,663)
Income before provision for income taxes	3,060,008	1,771,343
Provision for income tax expense	573,295	384,494
Net income	$2,486,713	$1,386,849
Net income per share:
Basic	$0.20	$0.11
Diluted	$0.20	$0.11
Weighted average shares outstanding:
Basic	12,552,817	12,310,577
Diluted	12,655,518	12,521,279

IRADIMED CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Operating activities:
Net income	$2,486,713	$1,386,849
Adjustments to reconcile net income to net cash provided by operating activities:
Change in allowance for doubtful accounts	4,219	1,728
Change in provision for excess and obsolete inventory	12,254	(1,992)
Depreciation and amortization	433,925	331,794
Gain on disposal of property and equipment	(4,894)	—
Stock-based compensation	453,360	347,741
Deferred income taxes, net	(52,043)	288,895
Changes in operating assets and liabilities:
Accounts receivable	(1,380,681)	9,032
Inventory	82,909	(668,361)
Prepaid expenses and other current assets	(369,791)	(560,508)
Other assets	39,481	32,059
Accounts payable	186,340	(75,805)
Accrued payroll and benefits	(937,085)	(482,099)
Other accrued taxes	(17,854)	(26,388)
Warranty reserve	(2,147)	6,394
Deferred revenue	(117,726)	250,359
Other current liability	(7,994)	—
Prepaid income taxes	617,201	103,383
Net cash provided by operating activities	1,426,187	943,081
Investing activities:
Purchases of property and equipment	(183,352)	(132,318)
Capitalized intangible assets	(241,342)	(41,615)
Net cash used in investing activities	(424,694)	(173,933)
Financing activities:
Dividends paid	(12,559,127)	—
Proceeds from exercises of stock options	71,948	2,460
Taxes paid related to the net share settlement of equity awards	(67,380)	(38,707)
Net cash used in financing activities	(12,554,559)	(36,247)
Net (decrease) increase in cash and cash equivalents	(11,553,066)	732,901
Cash and cash equivalents, beginning of period	61,999,550	50,068,728
Cash and cash equivalents, end of period	$50,446,484	$50,801,629

IRADIMED CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Non-GAAP Net Income and Diluted EPS

	Three Months Ended March 31,
	2022	2021
Net income	$2,486,713	$1,386,849
Excluding:
Stock-based compensation expense, net of tax expense	340,473	262,809
Non-GAAP net income	$2,827,186	$1,649,658
Weighted-average shares outstanding – diluted	12,655,518	12,521,279
Non-GAAP net income per share – diluted	$0.22	$0.13

Free Cash Flow

	Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$1,426,187	$943,081
Less:
Purchases of property and equipment	183,352	132,318
Free cash flow	$1,242,835	$810,763

Media Contact:

iRadimed Corporation

(407) 677-8022

InvestorRelations@iradimed.com